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                                                                   EXHIBIT 11.1


                           EDUCATIONAL MEDICAL, INC.
                 COMPUTATION OF PRO FORMA NET INCOME PER SHARE

                                                                   Three months                Six months
                                                                       ended                      ended
                                                                   September 30,              September 30,
                                                                       1996                       1996
                                                               ---------------------      ---------------------
Primary and fully diluted:
  Weighted average common stock
      outstanding during the period                                        5,398,010                  5,405,279
  Effect of common stock
      equivalents issued subsequent
      to August 7, 1995 computed in
      accordance with the treasury
      stock method as required by
      the SEC (1)                                                            112,000                    112,000
                                                                         ===========                 ==========
Total                                                                      5,510,010                  5,517,279
                                                                         ===========                 ==========
Pro forma net income                                                     $   738,538                 $  797,987
Pro forma net income per
   share of common stock                                                 $      0.13                 $     0.14



      (1)Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock equivalents issued at prices below the initial public offering price per share of $10 ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented prior to the initial public offering.


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